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                                                                    EXHIBIT 5

                         [BRONSON, BRONSON & MCKINNON]



                               February 14, 1996



Board of Directors
Advanced Micro Devices, Inc.
One AMD Place
Sunnyvale, California 94088

     Re: Advanced Micro Devices, Inc. 1991 Employee Stock Purchase Plan, 1995 Stock Plan of NexGen, Inc., as amended
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Gentlemen:

     We refer to the Registration Statement on Form S-8 to be filed by Advanced Micro Devices, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,100,000 shares of the Company's common stock, $.01 par value ("Common Stock"), issuable under the Company's 1991 Employee Stock Purchase Plan (the "AMD ESPP"), and 1,076,141 shares of Common Stock issuable under the 1995 Stock Plan of NexGen, Inc., as amended (the "NexGen Plan"), which the Company assumed in connection with the merger of NexGen, Inc. with and into the Company. As counsel to the Company, we have examined such questions of law and such corporate records and other documents as we have considered necessary or appropriate for the purposes of this opinion. On the basis of the foregoing, we advise you that in our opinion the shares of Common Stock issuable under the AMD ESPP and the NexGen Plan have been duly and validly authorized and, when issued and sold in the manner contemplated by the respective plan, will be validly issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                   Very truly yours,


                                   /s/ Bronson, Bronson & McKinnon